Exhibit 99.1

Permian Basin Royalty Trust

PERMIAN BASIN ROYALTY TRUST

ANNOUNCES JANUARY CASH DISTRIBUTION

DALLAS, Texas, January 19, 2021 – Simmons Bank, as Trustee of the Permian Basin Royalty Trust (NYSE: PBT) (“Permian”) today declared a cash distribution to the holders of its units of beneficial interest of $0.011453 per unit, payable on February 12, 2021, to unit holders of record on January 29, 2021.

This month’s distribution decreased slightly from the previous month as the result of increased general and administrative expense. However, production and pricing for both oil and gas on the Waddell properties increased for the month of November. General and administrative expenses were slightly higher this month compared to the previous month. The Trust was advised by Blackbeard that the Waddell Ranch properties were in a deficit of $1.1 million for the month of November, with the deficit increasing to be recovered to $7.6 million in the months to come. The Texas Royalty Properties reflected a decrease in oil pricing offset by an increase in gas pricing but with a decrease in both oil and gas production. This reflects the production month of November.

WADDELL RANCH

In reporting November production of the Underlying Properties for this month’s press release, production for oil volumes was 57,767 bbls and was priced at about $38.22 per bbl. Production for gas volumes ( including gas liquids) was 178,972 mcf and was priced at about $0.90 per mcf. Net revenue for the underlying properties of the Waddell ranch was $2,716,375 for November. Lease Operating Expenses were $893,986 after some prior period adjustments and Capital Expenditures were $3,575,598 for November. This would put the Trust’s proceeds as a deficit of $1,014,907 for the month of November, leaving a cost deficit cumulative of $7.6 million.

Blackbeard advised that through November 2020, approximately two new drill wells were initiated, with three completions resulting of previous drilling.

TEXAS ROYALTY PROPERTIES

Production for the underlying properties at the Texas Royalties was 18,638 barrels of oil and 13,094 Mcf of gas. The production for the Trust’s allocated portion of the Texas Royalties was 15,734 barrels of oil and 11,038 of gas. The average price for oil was $37.41 per bbl and for gas was $4.01 per Mcf. This would primarily reflect production and pricing for the month of November for oil and the month of October for gas. These allocated volumes were impacted by the pricing of both oil and gas. This production and pricing for the underlying properties resulted in revenues for the Texas Royalties of $749,816. Deducted from these were taxes of $111,404 resulting in a Net Profit of $638,412 for the month of November. With the Trust’s Net Profit Interest (NPI) of 95% of the Underlying Properties, this would result in net contribution by the Texas Royalties of $606,491 to this month’s distribution.

Blackbeard Operating has advised the Trust of the second half of 2020 capital budget for the Waddell Ranch reflecting 9.4 new drill wells at an estimated $7.5 million, net to the Trust. Also, workovers at an estimated $700,000, Plug & Abandonment (P&A) of 8.3 wells at an estimated cost of $200,000 net to the trust, and facilities work of $1.3 million net to the Trust. There are 4.5 recompletions planned for the year of 2020 at an estimated cost of $800,000, net to the Trust. This would bring the total capital expenditure budget to $10.6 million net to the trust of drilling and projects for 2020.

	Underlying Properties		Net to Trust Sales
	Volumes		Volumes			Average	Price
	Oil (bbls)	Gas (Mcf)	Oil (bbls)	Gas (Mcf)		Oil (per bbl)	Gas (per Mcf)
Current Month
Waddell Ranch	55,767	178,972	41,825	134,229	*	$38.22	$0.90	**
Texas Royalties	18,638	13,094	15,734	11,055	*	$37.41	$4.01	**
Prior Month
Waddell Ranch	50,396	128,670	37,797	96,503	*	$36.37	$0.65	**
Texas Royalties	19,830	16,077	16,897	13,683	*	$37.88	$3.65	**

*	These volumes are the net to the trust, after allocation of expenses to Trust’s net profit interest, including any prior period adjustments.
**	This pricing includes sales of gas liquid products.

General and Administrative Expenses deducted for the month were $73,069 resulting in a distribution of $533,853 to 46,608,796 units outstanding, or $0.011453 per unit.

The worldwide market conditions continue to affect the pricing for domestic production. It is difficult to predict what effect these conditions will have on future distributions.

The 2020 tax information packets are expected to begin mailing directly to unit holders in early March 2021. A copy of Permian’s 2020 tax information booklet is expected to be posted on Permian’s website by February 28, 2021. In addition to the tax booklet the Permian website also offers two simple calculators for computing the income and expense amounts and the cost depletion. To facilitate unit holder tax preparation, both the income and expense and the depletion calculators are expected to be updated on Permian’s website by late February 2021 for 2020 tax reporting.

The 2019 Annual Report with Form 10-K and the January 1, 2020 Reserve Summary is now available on Permian’s website. Permian’s cash distribution history, current and prior year financial reports, tax information booklets, and a link to filings made with the Securities and Exchange Commission, all can be found on Permian’s website at http://www.pbt-permian.com/. Additionally, printed reports can be requested and are mailed free of charge.

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Contact: Ron Hooper, Senior Vice President, Simmons Bank, Trustee, Toll Free – 1.855.588.7839